Exhibit 10.13

TAX SHARING AND INDEMNIFICATION AGREEMENT

THIS IS A TAX SHARING AND INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of the Effective Date, made by and among Crown, Cork & Seal Company Inc., a Pennsylvania corporation (“Crown”) on behalf of itself and each member of the Crown Group, Constar International Inc., a Delaware corporation (“Constar”), on behalf of itself and each member of the Constar Group, and their respective successors.

Background

A.    Crown plans to sell 100% of its Constar stock to the public in a public offering (the “Offering”). As a result of the Offering, Constar and members of the Constar Group will no longer be members of the Crown Group for the purpose of filing consolidated federal income Tax Returns or for filing consolidated, combined or unitary Tax Returns (or participate in group relief or any similar arrangement) with any members of the Crown Group for foreign Tax purposes and for state Tax purposes;

B.    The Parties are entering into this Agreement: to provide for the Parties’ respective liabilities for Taxes; to provide certain indemnities; and to provide for various administrative matters relating to Taxes including: (1) the preparation and filing of Tax Returns along with the payment of Taxes due and payable, (2) the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as the provision for appropriate access to those records by the Parties to this Agreement, (3) the conduct of audits, examinations, and proceedings by appropriate governmental entities that could result in a redetermination of Taxes, and (4) the cooperation of all Parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law; and

C.    It is the intent of the Parties that Crown shall economically bear the burden of all Taxes that are due under any consolidated, combined or unitary Tax Return (or group relief or similar arrangement) that includes any member or members of the Constar Group and at least one member of the Crown Group that is not a member of the Constar Group for periods up to and ending with the completion of the Offering (a “Crown Consolidated Return”) and that Constar or the appropriate member of the Constar Group shall economically bear the burden of all Taxes otherwise imposed upon or attributable to the members of the Constar Group.

Terms

THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Definitions.    As used in this Agreement (including the introduction and Background section hereof), the following definitions apply (such meanings to be equally applicable to both the singular and plural focus of the terms involved):

ADJUSTMENT means any proposed or final change in the Tax Liability of a Taxpayer.

AFFILIATE of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

CODE means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any comparable successor legislation.

CONFIDENTIAL INFORMATION is defined at Section 7.8 hereof.

CONSTAR GROUP means: (i) as of any relevant date after the Effective Date, Constar and its Subsidiaries determined as of such date; and (ii) as of any relevant date on or before the Effective Date, Constar and those Persons that are Subsidiaries of Constar immediately after the Effective Date, whether or not such Persons were Subsidiaries of Constar before the Offering.

CONSTAR RETURNS is defined at Section 2.2 hereof.

CROWN CONSOLIDATED RETURN has the meaning set forth in paragraph C of the Background section hereof.

CROWN GROUP means, as of any relevant date, Crown and its Subsidiaries, determined as of such date.

DISPUTES is defined at Section 6.1(a) hereof.

EFFECTIVE DATE means the date on which the Offering closes.

FINAL DETERMINATION means the final resolution of any Tax matter. A Final Determination shall result from the first to occur of:

1.
the expiration of 30 days after the IRS’ acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Form 870 or 870-AD (or any successor comparable form) (the “Waiver”), except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other taxing authority of a comparable agreement or form under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; unless, within such period, the Taxpayer gives notice to the other Party to this Agreement of the Taxpayer’s intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

2.	a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

3.
the execution of a closing agreement under Code section 7121, the acceptance by the IRS of an offer in compromise under Code section 7122, or resolution of any Tax matter under Code section 7123 or any similar resolution program, or comparable agreements or resolution program under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; except as to reserved matters specified therein;

4.	the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other taxing authority;

5.	the expiration of the applicable statute of limitations; or

6.	an agreement by the Parties hereto that a Final Determination has been made.

FINAL STATEMENT is defined at Section 3.2(b) hereof.

INTERIM STATEMENT is defined at Section 3.2(b) hereof.

IRS means the U.S. Internal Revenue Service.

IRS INTEREST RATE means the rate of interest imposed from time to time on underpayments of income tax pursuant to Code section 6621(a)(2).

NON-PRIMARY PARTY is defined at Section 4.3(a) hereof.

OFFERING has the meaning set forth in paragraph A of the Background section hereof.

PARTY means, on the one hand, Crown and any member of the Crown Group and, on the other hand, Constar and any member of the Constar Group, as the case may be.

PERSON means any corporation, business trust, joint venture, association, company, partnership or limited liability company.

PRIMARY PARTY is defined at Section 4.3(a) hereof.

STRADDLE PERIOD is defined at Section 3.2(a) hereof.

STRADDLE PERIOD RETURN is defined at Section 3.2(a) hereof.

SUBSIDIARY means with respect to Crown or Constar, any Person of which Crown or Constar, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members of the board of directors or similar governing body except that neither Constar nor any Subsidiary of Constar shall be considered a Subsidiary of Crown after the Effective Date.

TAXES means all federal, state, local and foreign gross or net income, gross receipts, withholding, payroll, franchise, transfer, sales, use, value added, estimated or other taxes of any kind whatsoever or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts which any member of the Crown Group or the Constar Group is required to pay, collect or withhold, together with any interest and any penalties, additions or additional amounts imposed with respect thereto.

TAXPAYER means the Crown Group, the Constar Group or any member thereof as the context may require.

TAX BENEFIT means a reduction in the Tax Liability of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax Liability of such Taxpayer in all prior periods, is less than it would have been if such Tax Liability were determined without regard to such Tax Item.

TAX ITEM means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which may have the effect of increasing or decreasing Taxes paid or payable.

TAX LIABILITY means the net amount of Taxes due and paid or payable for any taxable period (including, as the context may require, the amount of such Taxes that would be due if computed on a separate company basis), determined after applying all Tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business Tax credits, or any other Tax Items arising from a prior or subsequent taxable period, and all other relevant adjustments.

TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

ARTICLE II
PREPARATION AND FILING OF TAX RETURNS

Section 2.1.  Returns Prepared by Crown.    Crown shall prepare and file, or cause to be prepared and filed, all Crown Consolidated Returns (including all Straddle Period Returns).

Section 2.2.  Returns Prepared by Constar.    Constar shall prepare and file, or cause to be prepared and filed, all Tax Returns of, or with respect to, one or more members of the Constar Group other than the Crown Consolidated Returns (the “Constar Returns”).

Section 2.3.  Taxable Period Ends on Effective Date.    Unless prohibited under applicable law, a taxable period of each member of the Constar Group that is included in a Crown Consolidated Return that includes the Effective Date shall end at the close of the Effective Date.

ARTICLE III
PAYMENT OF TAXES UPON FILING AND UPON SUBSEQUENT ADJUSTMENT

Section 3.1.  Taxes Generally.    Except as provided in Section 3.2 of this Agreement, Crown shall pay or cause to be paid and shall indemnify and hold Constar and the members of the Constar Group harmless against all Tax Liabilities that arise under each Crown Consolidated Return. Constar shall pay or cause to be paid and shall indemnify and hold Crown and the members of the Crown Group harmless against all Tax Liabilities that arise under each Constar Return.

Section 3.2.  Straddle Periods.

(a) If, for purposes of a Crown Consolidated Return, a taxable period of any member of the Constar Group includes the Effective Date but does not end on the Effective Date (as otherwise generally provided under Section 2.3 of this Agreement) (a “Straddle Period”), Crown shall pay or cause to be paid and shall indemnify and hold Constar and the members of the Constar Group harmless against the Tax Liabilities attributable to the affected member or members of the Constar Group for the portion of such tax period ending on the Effective Date and Constar shall pay or cause to be paid and shall indemnify and hold Crown and the members of the Crown Group harmless against the Tax Liabilities attributable to the affected member or members of the Constar Group for the remainder of such tax period beginning with the day after the Effective Date. Tax Returns for such Straddle Periods shall be referred to as “Straddle Period Returns.” The determination of Tax Liabilities up to and following the Effective Date shall be based upon an interim closing of the books of the affected member or members of the Constar Group as of the opening of the day following the Effective Date and shall otherwise follow the principles of paragraph (b) of this section. Crown shall determine the amounts owed by Constar under this Section 3.2 and provide to Constar a statement showing the amount owed by Constar (an “Interim Statement”) within 20 days of the due date of any Straddle Period Return (determined without regard to applicable extensions). Constar shall pay to Crown its portion of Taxes determined under this Section 3.2 for Straddle Period Returns to Crown no less than 10 days prior to the due date of any Straddle Period Return (determined without regard to applicable extensions). Interest shall accrue at a rate of 8% on any payment required by this Section 3.2 not made within the time specified in the immediately preceding sentence. Crown shall refund to Constar the excess of any payment made by Constar over the amount calculated following the principles of this Section 3.2 applied to the tax shown due and payable on any Straddle Period Return as filed. Crown shall prepare a second statement showing any additional amount owed by Constar or any amount payable by Crown to Constar (a “Final Statement”) 30 days after the filing of any Straddle Period Return. Constar shall pay to Crown any amount owed under this Section 3.2 no less than 5 days after receiving an Interim Statement or Final Statement. Crown shall pay any amount owed to Constar under this Section 3.2 no less than 5 days after Crown delivers the Final Statement. Interest shall accrue at a rate of 8% on any payment required by this Section 3.2 not made within the time specified in the two preceding sentences.

(b)   For purposes of this Section 3.2, the portion of Tax Liabilities attributable to a member shall be determined by allocating the Tax due and payable with respect to a Straddle Period Return among the members in the same proportion that each such member’s taxable income, determined on a separate company basis, bears to the sum of the separate taxable incomes of all members having separate taxable income (and disregarding losses of any member). The excess of the Tax Liability of a member determined on a separate company basis over the allocable portion of the Tax Liability of such member as determined under the immediately preceding sentence shall be paid by such member to the other member or members having losses in direct proportion to the reduction in Tax Liability resulting from the inclusion of such loss member or members. In no event shall this Section 3.2 require a member of either the Constar Group or Crown Group to make a payment to another member in the same group.

Section 3.3.  Adjustments.    If any Tax Return is examined by a taxing authority and an Adjustment results from such examination, the Party bearing responsibility for such Taxes determined under this Article III shall pay its share of any additional Tax Liability resulting from the Adjustment, determined in accordance with the principles set forth in Section 3.2(b), within 30 days following a Final Determination of such Adjustment and any refund, credit or similar reduction in Tax Liability arising from such Adjustment shall be apportioned among the Parties in accordance with the principles set forth in Section 3.2, provided, however, that if the Adjustment results in an increase in the Tax Liability of one Party and a Tax Benefit to the other Party, the Party receiving such Tax Benefit, to the extent it is equal to or less than the other Party’s additional Tax Liability, shall pay the amount of such Tax Benefit to such other Party within 30 days after such Tax Benefit is realized. Promptly after receiving notice from the Party having the Adjustment that results in additional Tax Liability, the other Party shall make a claim for any Tax Benefit resulting from such Adjustment, on an amended Tax Return or in a formal or informal claim filed with the IRS or other taxing authority, unless the amount of such Tax Benefit is immaterial or unless otherwise agreed by the Parties.

Section 3.4.  Refunds.    If one Party receives a refund in respect of amounts paid by the other Party to any taxing authority on its behalf, or should any such amounts that would otherwise be refundable to one Party be applied by the taxing authority to obligations of the other Party as determined under this Agreement, then the Party in receipt of such refund or notification of credit, shall promptly following receipt (or notification of credit), remit such refund (or the amount of such credit) and any related interest to the other Party.

ARTICLE IV
COOPERATION AND EXCHANGE OF INFORMATION; AUDITS AND ADJUSTMENTS

Section 4.1.  Waiver of Carrybacks.    If any member of the Constar Group generates a net operating loss in a taxable period beginning after the Effective Date, Constar hereby agrees to waive (or cause such other member of the Constar Group to waive) the right to carry back such net operating loss pursuant to Code Section 172(b)(3), so that no such net operating losses will be carried back to any Crown Consolidated Return. Similar procedures shall be followed in any state or locality where Constar might otherwise have the right to carry back a net operating loss to a Crown Group combined, consolidated or unitary Tax Return. In no circumstances shall Constar have the right to carry back a net operating loss to a Crown Consolidated Return, and any refund or credit that may be paid to or received by the Crown Group on account of any such carryback shall remain the sole property of the Crown Group.

Section 4.2.  Tax Return Information.

(a)  Constar shall, and shall cause each appropriate member of the Constar Group to, provide Crown with all information and other assistance reasonably requested by Crown to enable Crown to prepare and file Crown Consolidated Returns and Straddle Period Returns.

(b)  Crown shall, and shall cause each appropriate member of the Crown Group to, provide Constar with all information and other assistance reasonably requested by Constar to enable Constar to prepare and file Constar Returns.

(c)  After filing of the final Crown Consolidated Returns, Crown will inform Constar of the amount of consolidated carryovers which are attributed to Constar and each member of the Constar Group as provided by Treasury Regulation Section 1.1502-21 or any other similar law or regulation.

Section 4.3.  Audits and Adjustments.

(a)  If Crown or Constar receives in writing from the IRS or any other taxing authority notice of an Adjustment that may give rise to a payment from the other Party under this Agreement or otherwise affect the other Party’s Taxes, Crown or Constar, as the case may be, shall give written notice of the Adjustment to the other Party within 30 days of becoming aware of the Adjustment but in no case later than 10 days before Crown or Constar, as the case may be, is required to respond to the IRS or other taxing authority, provided that failure to give such timely notice shall not relieve the Party entitled to such notification of its obligations hereunder except to the extent actually prejudiced thereby. The Party primarily liable for any Tax Liability with respect to the Adjustment under Article III (the “Primary Party”) at its own expense shall have control over all matters relating to the Adjustment that may give rise to a payment obligation by the Primary Party, provided, however, that the other Party (the “Non-Primary Party”) may settle, partially settle, or otherwise resolve any controversy involving the Non-Primary Party’s Taxes to which the particular Adjustment relates, so long as the Non-Primary Party does not settle, partially settle, or otherwise resolve the controversy in a manner inconsistent with the Primary Party’s position, without the prior written consent of the Primary Party, which consent shall not be unreasonably withheld.

(b)  Constar agrees reasonably to cooperate with Crown in the negotiation, settlement, or litigation of any liability for Taxes of any member of the Crown Group.

(c)  Crown agrees reasonably to cooperate with Constar in the negotiation, settlement, or litigation of any liability for Taxes of any member of the Constar Group.

(d)  Crown will promptly notify Constar in writing of any Adjustment involving a change in the tax basis of any asset of Constar or any change in any Tax attribute of Constar, specifying the nature of the change so that the Constar Group will be able to reflect the revised basis or attribute in its tax books and records for periods beginning on or after the Effective Date.

ARTICLE V
RETENTION OF RECORDS; STATUTE OF LIMITATIONS

Section 5.1.  Retention of Records.    Crown and Constar agree to retain the appropriate records which may affect the determination of the liability for Taxes of any member of the Crown Group or the Constar Group, respectively, until such time as there has been a Final Determination with respect to such liability for Taxes. A Party may satisfy its obligations under the preceding sentence by allowing the other Party to duplicate records at such other Party’s request and expense.

Section 5.2.  Statute of Limitations.    Crown and Constar will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

ARTICLE VI
RESOLUTION OF DISPUTES

Section 6.1.  Dispute Resolution: Negotiation and Arbitration.

(a)  The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other party written notice of any dispute not resolved in the ordinary course of business. Within 10 Business Days after delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other Person who will accompany that executive.

(b)  Within 10 Business Days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 6.1 (and any of the parties’ submissions in contemplation hereof) shall be deemed Confidential Information and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

(c)  If the matter in dispute has not been resolved within 30 days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

(d)  The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Section 6.1, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

(e)  Resolution of disputes under the procedures of this Section 6.1 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 6.1.

ARTICLE VII
GENERAL

Section 7.1.  Term of the Agreement.    This Agreement shall become effective as of the Effective Date and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

Section 7.2.  Elections Under Code Section 1552.    Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the Crown Group with respect to the calculation of earnings and profits under Code Section 1552.

Section 7.3.  Injunctions.    The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

Section 7.4.  Assignment.    Neither of the Parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, except that Constar may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings and replacements thereof. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

Section 7.5.  Further Assurances.     The Parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto. Constar shall cause any Subsidiaries of Constar formed after the date hereof to comply with all terms of this Agreement and shall use its best efforts to cause Constar Ambalaj Sanayi ve Ticaret A.S. to comply with all terms of this Agreement.

Section 7.6.  Waivers.    No failure or delay on the part of the Parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.7.  Change of Law.    If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 7.8.  Confidentiality; Disclosures.

(a)  Confidentiality.    The Parties agree (a) to maintain all information, whether in written, oral, electronic or other form, necessary for or utilized or received pursuant to any terms of this Agreement, as the case may be, including, without limitation, prices, payment terms, technical knowledge, features, know-how and other information necessary to carry out the terms of this Agreement, as the case may be (the “Confidential Information”), as secret and confidential and (b) not to disclose the Confidential Information to any third person or party (except for employees, counsel, contractors, customers, consultants or vendors who have a need to know and are informed of the confidential nature of such information by the disclosing Party). Each Party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such Party. The Parties will use the same measures to maintain the confidentiality of the Confidential Information of any other Party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, either Party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

(b)  Disclosure to Governmental Agency.    Notwithstanding the foregoing, each Party shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such Party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each Party shall notify the other Party as early as reasonably practicable prior to disclosure to allow such Party to take appropriate measures to preserve the confidentiality of such information at the expense of such Party.

(c)  Ownership of Information.    All Confidential Information supplied or developed by either Party will be and remain the sole and exclusive property of the Party who supplied or developed it.

(d)  Return of Confidential Information.    Upon the written request of a Party which has disclosed information covered by this Section 7.8 in written, printed or other tangible form, all such readily available information and all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the Party which disclosed such information.

Section 7.9.  Section Headings; Interpretive Issues.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Both Parties have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by both Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 7.10.  Counterparts.    This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 7.11.  Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

Crown at:	Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154 Attention: Reda Amiry Facsimile: (215) 698-6050

Constar at:	Constar International Inc. One Crown Way Philadelphia, PA 19154 Attention: James Cook Facsimile: (215) 552-3700

or to such other addresses or telecopy numbers as may be specified by like notice to the other Parties.

Section 7.12.  Costs and Expenses.    Unless otherwise specifically provided herein, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 7.13.  Cancellation of Prior Tax Allocation or Tax-Sharing Agreements.    Except as otherwise expressly provided herein, on or prior to the Effective Date, Crown shall cancel or cause to be canceled all agreements (other than this Agreement) providing for the allocation or sharing of Taxes to which any member of the Constar Group would otherwise be bound following the Offering.

Section 7.14.  Interest on Late Payments.    If a Party delays making any payment beyond the due date hereunder, such Party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

Section 7.15.  Consent to Jurisdiction.    Both Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such Federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 6.1) and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

Section 7.16.  General.    This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. This Agreement may not be amended or modified except (a) by written instrument duly executed by the Parties hereto or (b) by a waiver in accordance with Section 7.6. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective present and future Subsidiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the Parties hereto any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the Parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

Section 7.17.  Governing Law and Severability.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. If any term or other provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Effective Date.

CROWN CORK & SEAL COMPANY, INC.

By:
Name: Title:

CROWN CORK & SEAL COMPANY, INC.

By:
Name: Title:

CONSTAR INTERNATIONAL INC.

By:
Name: Title:

CONSTAR FOREIGN HOLDINGS, INC.

By:
Name: Title:

CONSTAR , INC.

By:
Name: Title:

CONSTAR INTERNATIONAL HOLLAND (PLASTICS) B.V.

By:
Name: Title:

CONSTAR INTERNATIONAL UK LTD.

By:
Name: Title:

CONSTAR PLASTICS OF CANADA LIMITED

By:
Name: Title:

CONSTAR PLASTICS, LLC

By:
Name: Title: